AGREEMENT TO IMPLEMENT EDUCATIONAL PROGRAM IN CHINA
(Boeing MBA Program)

THIS AGREEMENT is entered this 8th day of November, 2005, between CITY UNIVERSITY, having its principal place of business at 11900 NE First Street, Bellevue, Washington 98005 USA ("CU"), and CIBT SCHOOL OF BUSINESS & TECHNOLOGY CORP. ("CIBT"), having its principal place of business located at Suite 1200, 777 West Broadway, Vancouver, BC V5Z 4J7, Canada and CIBT School of Business, a Chinese company having its principal place of business at 100 Ping Le Yuan, Chao Yung District, Beijing 100022, People's Republic of China ("CIBT Sub"), based on the following premises:

A. CU, CIBT and CIBT Sub have entered into an Agreement to Implement Educational Program in China (General MBA) dated as of June 1, 2004, a copy of which is attached (the "General MBA Agreement").

B. CU, CIBT, and CIBT Sub wish now to enter into a new agreement, in addition to and not in substitution for the General MBA Agreement, regarding services to be provided by CIBT and CIBT Sub to CU to facilitate CU's delivery of educational programs to The Boeing Company pursuant to an agreement between CU and The Boeing Company (the "Boeing Program").

NOW, THEREFORE, in consideration of the mutual covenants and conditions in this Agreement, the parties agree as follows:

1. The Program. The terms of the General MBA Agreement attached hereto are hereby incorporated by this reference into this Agreement, subject to the additions, substitutions and deletions set forth below:

(a) Section 1.1 of the General MBA Agreement does not apply to the Boeing Program; instead, the following language applies:

> "Section 1.1 General. CU will offer to students in Beijing, Shanghai and Guangzhou, who are nominated by the Civil Aviation Administration of China, China Aviation Supply Corporation and various Chinese airlines, courses of academic study leading to a Masters in Business Administration degree with emphasis in General Management, Marketing, Project Management, or Finance recognized by educational institutions and accrediting bodies in the United States and funded by The Boeing Company (the "Boeing Program") as approved in writing by CU."

(b) Section 1.2 of the General MBA Agreement does not apply to the Boeing Program; instead, the following language applies:

> "Section 1.2 CIBT's Services. CIBT will provide from a permanent office in Beijing at BJUT, on the terms and conditions more fully set forth in this Agreement, administrative services to support the Boeing Program in Beijing, Shanghai, and Guangzhou, including obtaining all governmental approvals required for the Boeing Program. Nothing contained in this Agreement shall limit CU from providing courses or other educational products and services outside of Beijing, and CU may enter into agreements with parties other than CIBT for such purposes. The Boeing Program will be subject to annual review by CU and CIBT. CU has the ultimate discretion and authority to establish and

conduct all aspects of the Boeing Program as CU shall determine, including without limitation: administration; curriculum and course content; admissions criteria, academic and graduation requirements and testing; scholastic and other student policies; orientation; and scope and availability of library resources. Subject to the foregoing, CU agrees to comply with local laws and regulations and to consult with CIBT as appropriate. Upon written consent of both parties, additional partners in different cities may be considered for the offering of the Boeing Program, subject to regulatory requirements in China and the USA."

(c) The second sentence of Section 1.10 of the General MBA Agreement does not apply to the Boeing Program; and is hereby deleted from this Agreement in its entirety.

(d) Section 1.12 of the General MBA Agreement does not apply to the Boeing Program; instead, the following language applies:

Section 1.12 CIBT Activities with Program Students. CIBT shall, as part of its administrative support, have regular review and contacts with Program Students to:

(a) provide full orientation as to what is required for the Program, to answer any procedural questions the Program Students might have, and to confirm that the Program Students have all instructional materials required and that the Program Students know who their instructors are and how to make contact with their instructors,

(b) see that the Program Students are making normal progress regarding course requirements and to answer procedural questions, and

(c) assess the Program Students' CU program experience, and to assist the Program Students with preparation for success in the next course.

(e) Section 2.2 of the General MBA Agreement does not apply to the Boeing Program, and is hereby deleted from this Agreement in its entirety.

(f) Section 3.2 of the General MBA Agreement does not apply to the Boeing Program; instead, the following language applies:

Section 3.2 Tuition and Fees. All tuition, fees and other costs shall be established by CU in accordance with its contract with The Boeing Company. All registration, tuition and other fees, except for application fees, for the Program shall be paid by The Boeing Company to CU, and CU shall remit CIBT's portion of such tuition and fees to CIBT in United States dollars in accordance with Section 5.2. CIBT agrees to be financially responsible for the costs incurred by CU professors for travel to and in China, as more fully set forth in Schedule 3.2.

(g) Section 3.3 of the General MBA Agreement does not apply to the Boeing Program, and is hereby deleted from this Agreement in its entirety.

(h) Section 5.2.1 of the General MBA Agreement does not apply to the Boeing Program; instead, the following language applies:

"Section 5.2.1 Monthly Reports. For revenue tracking and verification purposes, CU and CIBT shall maintain independent records on all student enrollments and student contacts

in Beijing. On or before the fifteenth (15) day of each month, CIBT shall provide to CU a report (the "Monthly Report") setting forth the names of all Boeing Program Students enrolled in classes starting the previous month, and the amounts of tuition and fees (and type of fees) collected from such students. The tuition fees collected net of refunds shall be the "Boeing Program Revenue.""

(i) Section 5.2.2 of the General MBA Agreement does not apply to the Boeing Program; instead, the following language applies:

"Section 5.2.2 Monthly Payment of Boeing Program Revenue. By the last day of each month, CIBT shall provide CU with a Monthly Invoice ("Monthly Invoice") reflecting amounts due from CU to CIBT for the previous month based on the Monthly Report provided by CIBT, including revenue due from tuition and fees, and reimbursements due from CU to CIBT as set forth in schedule 3.2 of this agreement. Upon receipt of CIBT's Monthly Invoice, CU shall remit payment to CIBT within 30 days after CU's receipt of payment from The Boeing Company in accordance with the terms of this Agreement as calculated per **Schedule 5.2**. In addition, the parties may agree in writing in advance that one party may compensate the other party, upon submission of an invoice, for performance of duties in addition to those assigned in this Agreement. CU shall not be responsible for, and no additions shall be made to payments of Monthly Invoices for any taxes imposed by the People's Republic of China or any provincial or municipal body thereof."

(k) Section 8.1.1 of the General MBA Agreement does not apply to the Boeing Program and is hereby deleted from this Agreement in its entirety

(l) Section 8.1.2 of the General MBA Agreement does not apply to the Boeing Program; instead, the following language applies:

"Section 8.1.2 Neither CIBT nor any subsidiary or affiliate thereof will directly or indirectly, own, manage, control, be employed by, perform services for, consult with, solicit business for, participate in, or be connected with the ownership, management, operation or control of any entity or business which provides services in Beijing, Shanghai, and Guangzhou materially similar to or competitive with those provided by the Boeing Program."

(m) The second paragraph of Section 8.1.2 of the General MBA Agreement does not apply to the Boeing Program, and is hereby deleted from this Agreement in its entirety.

(n) The first paragraph of Section 9 of the General MBA Agreement does not apply to the Boeing Program; instead the following language applies:

"For the term of the Program, CU grants CIBT a nonexclusive, nontransferable license to use those of CU's trademarks (whether or not registered), domain names, service marks, logos and other symbols identified on **Schedule 9** and as may be specified by CU ("Licensed Marks"), for the sole purpose of discharging its duties under this Agreement, subject to the following conditions:"

(o) Section 9.1 of the General MBA Agreement does not apply to the Boeing Program; instead the following language applies:

"9.1 Use of Marks. CIBT agrees to use and/or display the Licensed Marks only for the purpose of administering the Boeing Program, and solely in the manner prescribed by CU. CIBT agrees to use its best efforts to protect the Licensed Marks within the People's Republic of China.

(p) The first paragraph of Section 10 of the General MBA Agreement does not apply to the Boeing Program; instead the following language applies:

"This Agreement shall continue through the later of the completion of the full course studies of Boeing Program Students enrolled in the Boeing Program or June 1, 2007 (the "Expiration Date"), unless earlier terminated as provided herein. The Boeing Program may be terminated as set forth below provided, however, that all provisions of this Agreement which by their nature and/or scope should survive termination, including, without limitation, those relating to confidentiality, proprietary rights, and indemnification obligations, shall survive."

(q) Schedules 5.1 and 5.2.2 attached to the General MBA Agreement do not apply to the Boeing Program and the attached schedules substituted therefor.

2. This Agreement does not amend the General MBA Agreement, all of the terms of which shall continue in full force and effect notwithstanding this Agreement.

CITY UNIVERSITY,
a Washington nonprofit corporation

By Dr. Fernando Leon Garcia
Its Executive Vice President, Academic Affairs

CIBT SCHOOL OF BUSINESS & TECHNOLOGY CORP., a Canadian corporation

By Mr. Toby Chu
Its Chief Executive Officer

CIBT SCHOOL OF BUSINESS.
A Chinese company

By Mr. Charles Chen
Its President

"9.1 Use of Marks. CIBT agrees to use and/or display the Licensed Marks only for the purpose of administering the Boeing Program, and solely in the manner prescribed by CU. CIBT agrees to use its best efforts to protect the Licensed Marks within the People's Republic of China.

(p) The first paragraph of Section 10 of the General MBA Agreement does not apply to the Boeing Program; instead the following language applies:

"This Agreement shall continue through the later of the completion of the full course studies of Boeing Program Students enrolled in the Boeing Program or June 1, 2007 (the "Expiration Date"), unless earlier terminated as provided herein. The Boeing Program may be terminated as set forth below provided, however, that all provisions of this Agreement which by their nature and/or scope should survive termination, including, without limitation, those relating to confidentiality, proprietary rights, and indemnification obligations, shall survive."

(q) Schedules 5.1 and 5.2.2 attached to the General MBA Agreement do not apply to the Boeing Program and the attached schedules substituted therefor.

2. This Agreement does not amend the General MBA Agreement, all of the terms of which shall continue in full force and effect notwithstanding this Agreement.

CITY UNIVERSITY,
a Washington nonprofit corporation

By Dr. Fernando Leon Garcia
Its Executive Vice President, Academic Affairs

CIBT SCHOOL OF BUSINESS & TECHNOLOGY CORP., a Canadian corporation

By Mr. Toby Chu
Its Chief Executive Officer

CIBT SCHOOL OF BUSINESS, A Chinese company

By Mr. Charles Chen
Its President

Schedule 3.2

TUITION AND FEES

Beijing, the People's Republic of China

MBA Tuition per CU Course	$639.00 per 3 credit City University graduate course ($213.00 per credit hour) taught by City University faculty
MBA Tuition per CIBT/BJUT Course	$469.00 per 3 credit graduate course taught by CIBT/BJUT faculty
Application fee MBA	$80.00
Graduation fee	$100.00
English Language Proficiency Fee	Variable depending upon test administered.

Tuition and fees shown above are for March 1, 2004 – December 31, 2005. Tuition and fees may change from year to year at the discretion of CU.

All sums are in United States dollars.

CIBT will be financially responsible for travel costs of each CU faculty to and in China, including airfare, hotel, meals, in-China transportation, and miscellaneous expenses.

CU will reimburse CIBT for reasonable charges for particular services rendered at the request or with the prior written approval of CU. All such charges should be clearly identified as to purpose and identity of person incurring the charge. In order to assure reimbursement, CU urges CIBT to seek written approval before such charges are incurred.

Wire Transfers to CIBT:
Bank of Montreal
595 Burrard Street
Vancouver, B.C., Canada
V7X 1L7
Account Beneficiary: Capital Alliance Group Inc.
Routing (ABA) Number: 026005092
Bank Swiftcode: PNBPUS3NNYC
Transit #: 0004
Account #: 4677-450

SCHEDULE 5.2

ANNUAL FEE SCHEDULE FOR BOEING MBA PROGRAM

Beijing People's Republic of China

Payment Obligations:

<u>CIBT to CU</u>

$80 Application Fee per student payable within 60 days following the start of the cohort.

<u>CU to CIBT</u>

A. CU Faculty Taught Courses 3/1/2004 – 2/28/2006

CU shall remit to CIBT an administrative and marketing fee of 45% of the tuition rate per graduate course **per student** no later than 60 days after the start of each class.

At the current tuition rate for CU Course:

$639.00 X 45% = $287.55

B. CIBT/BJUT Taught Courses 3/1/2004 – 2/28/2006

CU shall remit to CIBT $469.00 per graduate course **per student** no later than 60 days after the start of each class.

Sums that are not paid when due shall be considered delinquent. Interest shall accrue on any delinquent sums at a rate of 12% per annum.

Schedule 9

CITY UNIVERSITY TRADEMARKS, SERVICE MARKS AND LOGOS

1. **CITY UNIVERSITY:**

CITY UNIVERSITY

2. **"CITY COLLEGE" SEAL WITH BOAT IN FOREGROUND:**

3. **"CITY COLLEGE" SEAL WITHOUT BOAT IN FOREGROUND:**

4. **CHANGE YOUR LIFE FOR GOOD.** This registered trademark provides protection in any type of font or style of lettering.

5. **"CITY UNIVERSITY" SEALS.**

CITY UNIVERSITY